Exhibit 99.4

Consent of Morgan Stanley & Co. Incorporated

Board of Directors

Bunge Limited

50 Main Street

White Plains, New York 10606

Members of the Board:

We hereby consent to the use in the Registration Statement of Bunge Limited on Form S-4 and in the Joint Proxy Statement/Prospectus of Bunge Limited and Corn Products International, Inc., which is part of the Registration Statement, of our opinion dated June 21, 2008 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—General—Opinions of Bunge’s Financial Advisors—Opinion of Morgan Stanley”, “The Merger—Background to the Merger”, “The Merger—Bunge’s Reasons for the Merger and Recommendation of the Bunge Board of Directors” and “The Merger—Opinions of Bunge’s Financial Advisors—Opinion of Morgan Stanley”.  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ David Ciagne
David Ciagne
Managing Director

New York, New York

September 22, 2008